Item 77D - DWS Unconstrained
Income Fund (formerly DWS
Strategic Income Fund) and DWS
Ultra-Short Duration Fund
(formerly DWS Short Duration
Fund) (each a series of DWS
Income Trust)

DWS Unconstrained Income
Fund (formerly DWS Strategic
Income Fund):

Effective September 22, 2011 (the
"Effective Date"), the following
changes were made to the fund's
name, objective and investment
strategy.

On the Effective Date, the fund's
name changed from DWS Strategic
Income Fund to DWS
Unconstrained Income Fund.

On the Effective Date, the fund's
objective changed to:

The fund seeks a high total return.

On the Effective Date, the following
was added to the fund's investment
strategy:

Main investments. Under normal
circumstances, the fund invests
mainly in fixed income securities
issued by both US and foreign
corporations and governments. The
credit quality of the fund's
investments may vary; the fund may
invest up to 100% of total assets in
either investment-grade fixed
income securities or in junk bonds,
which are those below the fourth
highest credit rating category (that
is, grade BB/Ba and below). The
fund may also invest in emerging
markets securities, mortgage and
asset-backed securities and
dividend-paying common stocks.

Management process. In deciding
which types of securities to buy and
sell, portfolio management typically
weighs a number of factors against
each other, from economic outlooks
and possible interest rate
movements to changes in supply
and demand within the fixed income
securities market. In choosing
individual fixed income securities,
portfolio management considers
how they are structured and uses
independent analysis of issuers'
creditworthiness. Portfolio
management will not be constrained
in the management of the fund
relative to an index and may shift
the allocations of the fund's
holdings, favoring different types of
securities at different times, while
still maintaining variety in terms of
the companies and industries
represented in the fund's holdings.
Total return is a combination of
capital appreciation and current
income.

Because the fund may invest in
fixed income securities of varying
maturities, the fund's
dollar-weighted average effective
portfolio maturity will vary. As of
December 31, 2010, the fund had a
dollar-weighted average effective
portfolio maturity of 7.28 years. In
determining the fund's dollar
weighted average effective portfolio
maturity, portfolio management uses
a security's stated maturity or, if
applicable, an earlier date on which
portfolio management believes it is
probable that a maturity-shortening
device (such as a call, put,
pre-refunding, or prepayment
provision) will cause the security to
be repaid earlier than the stated
maturity date. Portfolio management
will manage duration depending on
its forecast for interest rates.

On the Effective Date, the following
non-fundamental policies have been
removed:

The fund may not purchase options,
unless the aggregate premiums paid
on all such options held by the fund
at any time do not exceed 20% of its
total assets; or sell put options, if, as a result, the aggregate value of the obligations underlying such put options would exceed 50% of its total assets.

The fund will not sell put options if,
as a result, more than 50% of the
fund's total assets would be required
to be segregated to cover its
potential obligations under such put
options other than those with respect
to futures and options thereon.
The fund will not sell interest rate
caps or floors where it does not own
securities or other instruments
providing the income stream the
fund may be obligated to pay.

May invest up to 15% of its total
assets in credit default swaps
(measured by the notional amount
of the credit default swap).

No more than 5% of total assets
may be invested in credit default
swaps for purposes of buying credit
protection on individual securities if
the fund does not own the
underlying security or securities at
the time of investment.

The fund may not exceed 25% of
the value of its assets in securities
purchased on a when-issued or
forward delayed-delivery basis.

The fund currently does not intend
to invest more than 20% of its total
assets in collateralized obligations
that are collateralized by a pool of
credit card or automobile
receivables or other types of assets.

The fund currently does not intend
to invest more than 20% of its net
assets in zero coupon US
government securities.

The fund may invest up to 50% of
its total assets in foreign securities
that are traded principally in
securities markets outside the US.

For DWS Ultra-Short Duration
Fund (formerly DWS Short
Duration Fund), the following non-
fundamental policy has been
removed:

The fund has a 15% of total assets
limit for each of futures contracts,
futures contracts on securities
indices, and options on futures
contracts.




 For internal use only
E:\Electronic Working Files\03 - NSAR\2011\10-
31-11\DWS Income Trust\03-Exhibits\Exhibit
77D Income Trust.docx
 For internal use only

 For internal use only